Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

VIVUS, INC.

As Seller

MEDA AB

As Buyer

AND

With respect to Sections 2.1, 2.7(b), 2.15, 3.1(b), 3.2, 3.3, 3.10, 3.16 and 7.2, only

VIVUS REAL ESTATE, LLC

Dated as of October 1, 2010

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Warranty Deed
Exhibit D	Form of Legal Opinion

SCHEDULES

Schedule 1.10	Business Contracts
Schedule 1.20	Business Products
Schedule 1.46	Excluded Intellectual Property
Schedule 1.61	Knowledge of Seller
Schedule 1.64	Leases
Schedule 1.69	Management Employee
Schedule 1.70	Management Retention Agreements
Schedule 1.78	Non-Assignable Agreements
Schedule 1.87	Permitted Encumbrances
Schedule 1.93	Principal Equipment
Schedule 1.100	Receivables
Schedule 2.2(k)	Exception to Business Assets
Schedule 2.2(p)	Other Assets
Schedule 2.3(j)	Excluded Assets
Schedule 2.4(i)	Assumed Liabilities
Schedule 2.7(h)	Encumbrances
Schedule 5.3	Operation of Business
Schedule 5.3(a)	Business Employees
Schedule 5.7(a)	Certain Business Employees

STRICTLY CONFIDENTIAL

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of October 1, 2010 by and among MEDA AB, a corporation organized under the laws of Sweden (the “Buyer”), VIVUS, Inc., a corporation organized under the laws of the State of Delaware (“Seller”), and, with respect to Sections 2.1, 2.7(b), 2.15, 3.1(b), 3.2, 3.3, 3.10, 3.16 and 7.2 only, Vivus Real Estate, LLC, a New Jersey limited liability company (“Vivus Real Estate”, and collectively with Seller, the “Seller Parties”).  Buyer, Seller and Vivus Real Estate are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A.            Seller is, among other things, engaged in the business of manufacturing, developing, marketing, distributing and selling MUSE®, its approved drug for the treatment of Erectile Dysfunction, or ED, together with applicators and other components developed by Seller for use specifically in connection therewith (such business and operations as presently conducted by Seller being referred to herein as the “Business”).

B.            The Business is comprised of certain assets and liabilities currently owned or used by Seller.

C.            Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Business Assets, and Buyer is willing to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein.

D.            In connection with the transactions contemplated by this Agreement, Seller and Buyer shall enter into a Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

1.2           “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.3           “Accrued Liabilities” means all amounts payable to trade creditors not included in Payables and all other current liabilities (including warranty liabilities) to the extent primarily relating to or arising from the conduct or operations of the Business in the Ordinary Course of Business, in each case to the extent such amounts payable and other current liabilities remain outstanding as of the Closing.

1.4           “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5           “Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement and the Warranty Deed.

1.6           “Asset Acquisition Statement” shall have the meaning ascribed to such term in Section 2.10.

1.7           “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

1.8           “Business” shall have the meaning ascribed to such term in paragraph A of the Recitals.  For clarity, Business shall not include development, manufacture, marketing, selling and distribution activities related to product and technology not specific to the Business Products.

1.9           “Business Assets” shall have the meaning ascribed to such term in Section 2.2.

1.10         “Business Contracts” means all contracts, agreements, leases, subleases, supply contracts, purchase orders, sales orders and other instruments primarily used or held for use in the operation or conduct of the Business and to which Seller is a party or by which the Business Assets are otherwise bound, including those contracts listed on Schedule 1.10, the Leases and the Business License Agreements.

1.11         “business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or Stockholm, Sweden or any other day on which banking institutions are not required to be open in the State of California or Stockholm, Sweden.

1.12         “Business Disclosure Schedule” shall have the meaning ascribed to such term in Article III.

1.13         “Business Employees” shall have the meaning ascribed to such term in Section 5.3(a).

1.14         “Business Income Statements” shall have the meaning ascribed to such term in Section 3.4(b).

1.15         “Business Intellectual Property” shall have the meaning ascribed to such term in Section 3.11(a).

1.16         “Business Know-How” means (a) all confidential or proprietary technical and business information contained in the Books and Records or otherwise transferred to Buyer pursuant to the Transition Services Agreement, and (b) all Know-How and other Trade Secrets used to manufacture, formulate, test, package, store, stabilize, market, distribute or sell the Business Products as of the Closing Date or required as of the Closing Date to comply with all applicable regulatory requirements in connection therewith.

1.17         “Business License Agreements” means all agreements to which Seller is a party and under which Seller obtains the right to use any Business Intellectual Property from a third party.

1.18         “Business-Owned Intellectual Property” means the Business Intellectual Property owned by Seller and primarily used or held for use in the operation or conduct of the Business.

1.19         “Business Plans” shall have the meaning ascribed to such term in Section 3.15(d).

1.20         “Business Products” means MUSE®, Seller’s FDA-approved pharmaceutical product consisting of the active ingredient alprostadil for the treatment of Erectile Dysfunction, and any variations and formulations of MUSE® made by Seller that contain alprostadil existing as of the Closing Date, and any applicators or other components developed by Seller for use specifically in connection therewith, including those set forth on Schedule 1.20.

1.21         “Business Records” means copies of all books, records, ledgers and files or other similar information of Seller exclusively used or held for use in the operation or conduct of the Business, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, records of operation, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports required by any Governmental Entity, but excluding any such items to the extent any applicable Law prohibits their transfer.

1.22         “Buyer” shall have the meaning ascribed to such term in the Preamble.

1.23         “Buyer Certificate” shall have the meaning ascribed to such term in Section 6.3(c).

1.24         “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.8.

1.25         “Buyer Material Adverse Effect” shall have the meaning ascribed to such term in Section 4.3.

1.26         “Buyer Tax Returns” shall have the meaning ascribed to such term in Section 5.5(a).

1.27         “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq.

1.28         “Claim” shall have the meaning ascribed to such term in Section 7.3(a).

1.29         “Closing” shall have the meaning ascribed to such term in Section 2.6.

1.30         “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

1.31         “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

1.32         “Code” means the Internal Revenue Code of 1986, as amended.

1.33         “Competing Product” means trans-urethral erectile dysfunction drugs.

1.34         “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.6.

1.35         “Control” means, with respect to any definition relating to any material, document, item of information, data or Intellectual Property, the possession (whether by ownership or license, other than a license granted pursuant to this Agreement) by a Party or its affiliates of the ability to grant to the other Party access to use, ownership, a license or a sublicense as provided herein under such material, document, item of information, data or Intellectual Property without violating the terms of, or requiring any payment (whether or not then due and payable) under, any agreement or other arrangement with any third party as of the time such Party would first be required hereunder to grant the other Party such access to use, ownership, license or sublicense.

1.36         “Disputed Claim” shall have the meaning ascribed to such term in Section 9.10.

1.37         “Encumbrance” means any lien, encumbrance, mortgage, pledge, option, license, collateral assignment, security interest, easement or other restriction of any kind affecting the Business Assets, other than Permitted Encumbrances.

1.38         “End Date” shall have the meaning ascribed to such term in Section 7.1.

1.39         “Environmental Claim” shall have the meaning ascribed to such term in Section 3.16(d).

1.40         “Environmental Encumbrance” shall have the meaning ascribed to such term in Section 3.16(d).

1.41         “Environmental Law” shall have the meaning ascribed to such term in Section 3.16(d).

1.42         “Environmental Liabilities” means all obligations and liabilities, whether known or unknown, absolute or contingent, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all obligations and liabilities related to Remedial

Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business, the Business Assets, the Owned Real Property or the properties subject to the Leases, or any other real properties, assets, equipment or facilities included within the Business Assets, by Seller or any of its predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, under, above or about any Owned Real Property or properties subject to the Leases or any other real properties, assets, equipment or facilities included in the Business Assets; and (iii) expenditures necessary to cause any Owned Real Property or properties subject to the Leases or any other real properties, assets, equipment or facilities included in the Business Assets, to be in compliance with any and all requirements of Environmental Laws as of the Closing Date.

1.43         “ERISA” shall have the meaning ascribed to such term in Section 3.15(d).

1.44         “ERISA Affiliate” shall have the meaning ascribed to such term in Section 3.15(d).

1.45         “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

1.46         “Excluded Intellectual Property” means the Intellectual Property listed on Schedule 1.46 and the Seller Marks.

1.47         “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.5.

1.48         “FDA” means the United States Food and Drug Administration, or any successor agency.

1.49         “Fixtures and Supplies” means all furniture, furnishings and other tangible personal property (including desks, tables, chairs, file cabinets and other storage devices and office supplies) owned by Seller and either (a) located at the Premises or (b) primarily used or held for use in the operation or conduct of the Business, unless such property is identified on Schedule 2.3(j).

1.50         “Fundamental Representations” shall have the meaning ascribed to such term in Section 7.3(a).

1.51         “GAAP” means generally accepted accounting principles in the United States.

1.52         “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.53         “Health Authority” means the FDA and any other Governmental Entity in a country where a Business Product is manufactured, used, tested or sold that is responsible for granting licenses or approvals permitting or otherwise regulating the clinical testing, manufacture, pricing or sale of such Business Product in such country.

1.54         “Indemnified Party” shall have the meaning ascribed to such term in Section 7.2(a).

1.55         “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.5(a).

1.56         “INDs” means all Investigational New Drug Applications sponsored by Seller covering the clinical investigation of any Business Product and filed with the FDA, or the equivalent application filed with the relevant Health Authority in a country other than the United States.

1.57         “Intellectual Property” means all intellectual property rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) (A) patents, (B) patent applications, including all provisional and non-provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (C) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (D) inventor’s certificates (collectively, “Patents”); (iii) inventions, discoveries, improvements, developments, data, information, processes, methods, practices, techniques, materials, results or other know-how, in any tangible or intangible form and whether or not patentable, including specifications, formulations, formulae, algorithms, technology, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, including Product Registration Data (collectively, “Know-How”); (iv) original writings and other original works of authorship (collectively, “Copyrights”); (v) trade secrets, business and technical information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (vi) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; (vii) registered domain names and uniform resource locators (collectively, “Domain Names”); and (viii) moral rights; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (i) through (viii) with or by any Governmental Entity in any jurisdiction.

1.58         “Interested Person” shall have the meaning ascribed to such term in Section 3.22.

1.59         “Inventory” means all inventory, including raw materials, work in process and finished products and sample products owned by Seller (whether held by Seller or a third party and including materials in transit), to the extent used or held for use in the operation or conduct of the Business, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory.

1.60         “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.61         “knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.61 hereto.

1.62         “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.13.

1.63         “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.64         [Intentionally Omitted]

1.65         [Intentionally Omitted]

1.66         “Leased Equipment” means the computers, servers, machinery and equipment and other tangible personal property leased by Seller for use in the operation or conduct of the Business.

1.67         “Licensed Books and Records” means, in any medium including audio, visual, print, magnetic or electronic, that portion of all records, data, files and materials Controlled by Seller or its affiliates as of the Closing Date that are not included in the Business Assets, but are (a) required to be maintained by Buyer under applicable Law, (b) necessary for the manufacturing of the Business Products or the distribution by Buyer of Business Products or (c) otherwise expressly required to be transferred pursuant to the Transition Services Agreement.

1.68         “Loss” or “Losses” shall have the meaning ascribed to such term in Section 7.2(a).

1.69         “Management Employee” means each Business Employee listed on Schedule 1.69.

1.70         “Management Retention Agreements” means the agreements listed on Schedule 1.70 hereto entered into between Seller and the Management Employees.

1.71         “Marketing Authorizations” means the approval of each NDA issued by the FDA or relevant Health Authority.

1.72         “Material Adverse Effect on the Business” means any change, effect or circumstance (such item, an “Effect”) that (a) is, or reasonably could be expected to be, materially adverse to the Business Assets, financial condition or results of operations of the Business; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business:  (i) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (ii) any Effect that is the result of factors generally affecting the industry or specific markets in which the Business competes (which Effect in the case of each of (i) and (ii) does not disproportionately affect Seller in any material respect), or (iii) any Effect arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees); or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

1.73         “Material Business Contract” shall have the meaning ascribed to such term in Section 3.12(a).

1.74         “Material of Environmental Concern” shall have the meaning ascribed to such term in Section 3.16(d).

1.75         “Milestone Payment” shall have the meaning ascribed to such term in Section 2.1(b).

1.76         “NDAs” means all New Drug Applications, all amendments and supplements thereto, and all additional documentation required to be filed with the FDA for approval to commence commercial sale of a Business Product in the United States, or the equivalent application filed with the relevant Health Authority in a country other than the United States.

1.77         “NJDEP” shall have the meaning ascribed to such term in Section 2.7(k).

1.78         “NJDEP Required Consent” shall have the meaning ascribed to such term in Section 2.7(k).

1.79         “Non-Assignable Agreements” means the agreements listed on Schedule 1.79 and each Business Contract that is not permitted to be assigned by its terms, for which written consent of the counter party to such Business Contract permitting assignment to Buyer has not been obtained.

1.80         “Non-Assignable Assets” shall have the meaning ascribed to such term in Section 2.12(a).

1.81         “Notice of Claim” shall have the meaning ascribed to such term in Section 7.4(a).

1.82         “Objection” shall have the meaning ascribed to such term in Section 7.4(a).

1.83         “Ordinary Course of Business” means the ordinary course of the Business as conducted by Seller, consistent with past practice.

1.84         “Owned Real Property” shall have the meaning ascribed to such term in Section 3.10(a).

1.85         “Party” and “Parties” shall have the meanings ascribed to such terms in the Preamble.

1.86         “Payables” means all accounts payable to trade creditors to the extent primarily relating to or arising from the conduct or operations of the Business that are incurred in the Ordinary Course of Business, in each case to the extent such Payables remain unpaid as of the Closing.

1.87         “Permitted Encumbrances” means any (i) lien for Taxes attributable to the Business or the Business Assets, assessments and other governmental charges or of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) purchase money liens to the extent the underlying obligation is an Assumed Liability, (iv) non-exclusive licenses granted by Seller in connection with sales of products of the Business in the Ordinary Course of Business, (v) any zoning or similar restrictions imposed by Law against the Owned Real Property, and (vi) any Encumbrance set forth on Schedule 1.87.

1.88         “Permits” shall have the meaning ascribed to such term in Section 3.19.

1.89         “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.90         “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

1.91         “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

1.92         “Premises” means the facilities located at 735 Airport Road and 745 Airport Road in Lakewood, New Jersey.

1.93         “Principal Equipment” means the motor vehicles, trailers and capital equipment set forth on Schedule 1.93 and all other computers, servers, machinery and equipment (including any related spare parts, dies, molds, tools, and tooling held by Seller or any third party) and other similar items owned by Seller that are used or held for use for the operation or conduct of the Business.

1.94         “Product Registration Data” means (i) all regulatory files relating to the registration of the Business Products in Seller’s possession or control, including any licenses, minutes of meetings and telephone conferences with any Governmental Entity, validation data, data from and documentation related to preclinical and clinical studies and tests of the Business Products, including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all applications (and amendments thereto) for regulatory approvals, annual reports and safety reports associated therewith, drug master files, trial master files and all written correspondence with Governmental Entities regarding the marketing status of the Business Products; and (ii) all records maintained under cGMPs or other record keeping or reporting requirements of Governmental Entities, including all written correspondence and communications with Governmental Entities regarding the manufacture of the Business Products, adverse event files, complaint files and manufacturing records.

1.95         “Promotional Material” means all current and, to the extent reasonably available, historical sales and promotional material and literature used or held for use in the operation of the Business, including samples, premium and promotional items, pamphlets and brochures, historical and current television, radio, internet and other media advertising, historical and current print advertising and the artwork relating to such sales and promotional literature.

1.96         “Property” means the Owned Real Property and the Premises.

1.97         “Purchase Price” shall have the meaning ascribed to such term in Section 2.1(a).

1.98         “Qualified Loss” shall have the meaning ascribed to such term in Section 7.3(a).

1.99         “RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.

1.100       “Receivables” means all trade accounts receivable and other rights to payment from customers of Seller to the extent primarily relating to or from the conduct or operations of the Business occurring on or before July 31, 2010 and that are reflected on Schedule 1.100 and those other accounts receivable arising on or before the Closing Date, in each case, in respect of goods shipped or products sold or services rendered on behalf of the Business, and any claim, remedy or other right related thereto.

1.101       “Regulatory Filings” means (i) the Marketing Authorizations, and (ii) all INDs.

1.102       “Release” shall have the meaning ascribed to such term in Section 3.16(d).

1.103       “Remedial Action” means all actions required to (i) clean up, remove, treat or in any other way remediate any Material of Environmental Concern; (ii) prevent the Release of any Material of Environmental Concern so that it does not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations, assessments and monitoring related to any such Material of Environmental Concern.

1.104       “Required Consents” shall have the meaning ascribed to such term in Section 3.3.

1.105       “Rules” shall have the meaning ascribed to such term in Section 7.8.

1.106       “SEC” means the United States Securities and Exchange Commission.

1.107       “Seller” shall have the meaning ascribed to such term in the Preamble.

1.108       “Seller Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.109       “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.7.

1.110       “Seller Logos” shall have the meaning ascribed to such term in Section 5.8.

1.111       “Seller Marks” shall have the meaning ascribed to such term in Section 5.8.

1.112       “Seller Parties” shall have the meaning ascribed to such term in the Preamble.

1.113       “Seller Tax Returns” shall have the meaning ascribed to such term in Section 5.5(a).

1.114       “Seller Trade Names” shall have the meaning ascribed to such term in Section 5.8.

1.115       “Statement of Assets” shall have the meaning ascribed to such term in Section 3.4(a).

1.116       “Statement of Assets Date” shall have the meaning ascribed to such term in Section 3.4(a).

1.117       “Substantially Equivalent Employment” shall have the meaning ascribed to such term in Section 5.7(b).

1.118       “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.119       “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

1.120       “Termination Date” shall have the meaning ascribed to such term in Section 8.1(c).

1.121       “Third-Party Claim” shall have the meaning ascribed to such term in Section 8.1(c).

1.122       “Transaction Materials” shall have the meaning ascribed to such term in Section 5.6.

1.123       “Transferred Employee” shall have the meaning ascribed to such term in Section 5.7(a).

1.124       “Transition Services Agreement” shall have the meaning ascribed to such term in paragraph D of the Recitals.

1.125       “Vivus Real Estate” shall have the meaning ascribed to such term in the Preamble.

1.126       “Warranty Deed” means that Bargain and Sale Deed with covenants against Grantor’s acts for the Owned Real Property substantially in the form of Exhibit C hereto.

ARTICLE II
THE TRANSACTION

2.1           The Transaction.  On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, (a) Vivus Real Estate shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Vivus Real Estate, all of Vivus Real Estate’s right, title and interest in and to the Owned Real Estate, and (b) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the other Business Assets, in exchange for:

(a)   a payment at the Closing to an account designated by Seller in the amount of USD $22,000,000 (the “Purchase Price”);

(b)   a payment to an account designated by Seller in the amount of $1,500,000, promptly following the achievement of Buyer, or Buyer’s affiliates, assigns or licensees, of gross sales of Business Products and any Competing Products based in whole or in part on the Business Intellectual Property totaling $50,000,000 or more in any one (1) calendar year during any of the three (3) full calendar years immediately following the date of this Agreement (the “Milestone Payment”); and

(c)   the assumption by Buyer of the Assumed Liabilities.

2.2           Business Assets.  For purposes of this Agreement, the term “Business Assets” means all of the assets, properties and rights set forth or described in paragraphs (a) through (p) below (except in each case for the Excluded Assets):

(a)   the Owned Real Property and the Premises;

(b)   the Principal Equipment and rights to the Leased Equipment;

(c)   the Fixtures and Supplies;

(d)   the Inventory;

(e)   the Business-Owned Intellectual Property;

(f)    the Business Contracts;

(g)   the Business Records;

(h)   the Permits;

(i)    all rights, claims and causes of action, whether or not known as of the Closing, against third parties primarily relating to the Business Assets or the operation of the Business;

(j)    all rights of indemnity, warranty rights, guarantees, rights of contribution, rights to refunds and other rights of recovery primarily relating to the Business Assets or the operation of the Business, unless any such rights accrued prior to the Closing;

(k)   except as set forth on Schedule 2.2(k), all of the prepaid expenses and deposits used or held by the Seller for use in connection with the Business, any of the Business Assets or any Assumed Liability, including prepaid ad valorem taxes, leases and rentals;

(l)    all claims to insurance proceeds or other rights of Seller against third parties relating from casualty or loss relating to the Business Assets suffered between the date of this Agreement and the Closing Date, or, to the extent not so assignable, all proceeds received from insurers or third parties in respect of such claims;

(m)  the Promotional Material;

(n)   all goodwill associated with the Business Assets;

(o)   all other assets, properties, interests and rights primarily used or held for use in the conduct or operation of the Business; and

(p)   those assets not primarily relating to the operation of the Business set forth on Schedule 2.2(p).

2.3           Excluded Assets.  Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Business Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (j) below (the rights, properties and assets expressly excluded by this Section 2.3 from the Business Assets being referred to herein as the “Excluded Assets”):

(a)   all Receivables;

(b)   all cash, cash equivalents, intercompany receivables owed to Seller, bank deposits or similar cash items of Seller whether or not arising from the conduct of the Business (including the Receivables);

(c)   all rights to and under insurance policies of Seller, including rights of proceeds thereunder relating to claims from casualty or loss relating to the Business Assets suffered prior to the date of this Agreement;

(d)   all (i) confidential personnel records pertaining to any Business Employee; (ii) all records prepared in connection with the sale of the Business Assets; (iii) other books and records that Seller is required by Law to retain; provided, however, that Buyer shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Business Assets (subject to clause (i)); and (iv) any information management system of Seller other than those primarily used or held for use in the operation or conduct of the Business and residing on computer hardware included as a Business Asset;

(e)   any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes and other monies paid by Seller attributable to the Business, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Period;

(f)    rights to and under the Non-Assignable Assets, including the Non-Assignable Agreements, subject to Section 2.12 below;

(g)   the Excluded Intellectual Property;

(h)   all rights, claims or causes of action of Seller arising under this Agreement and the Ancillary Agreements;

(i)    all other assets, properties, interests and rights of Seller not primarily used or held for use in the conduct or operation of the Business and not specifically identified as a Business Asset; and

(j)    all rights and interests to and under the assets set forth on Schedule 2.3(j).

2.4           Assumed Liabilities.  On the Closing Date, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement, pursuant to which Buyer shall accept, assume and agree to pay, perform or otherwise discharge, when due the liabilities and obligations of Seller pursuant to and under the Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means all liabilities and obligations set forth or described in paragraphs (a) through (i) below:

(a)   all liabilities and obligations with respect to Transferred Employees, in each case, only to the extent arising or accruing following the Closing Date, including without limitation all liabilities and obligations arising or accruing following the Closing Date under bonus, commission or other compensation plans of Buyer, and excluding liabilities and obligations arising under the Management Retention Agreements as set forth in Section 2.5(d);

(b)   all liabilities and obligations with respect to the resignation or termination of any Business Employees before or after the Closing Date arising under the WARN Act, Millville Dallas Airmotive Plant Job Loss Notification Act, or any state or local statute of similar effect as a result of (i) Buyer’s conduct, (ii) Buyer’s communications with any Business Employees regarding this transaction, employment, or terms of employment, (iii) Seller’s communications with any Business Employees at Buyer’s direction or as required under this Agreement, (iv) Buyer’s failure to offer a sufficient number of Business Employees employment to avoid liability under the WARN Act, Millville Dallas Airmotive Plant Job Loss Notification Act, or any state or local statute of similar effect, (v) Buyer’s failure to offer the Business Employees, to whom it is making offers, employment under terms and conditions that are the same or substantially equivalent to the terms and conditions of such Business Employees’ employment with Seller, so as to result in liability under the WARN Act, Millville Dallas Airmotive Plant Job Loss Notification Act, or any state or local statute of similar effect, or (vi) a Governmental Entity determining or ruling that the termination of the Business Employees in connection with this transaction resulted in liability under the WARN Act, Millville Dallas Airmotive Plant Job Loss Notification Act, or any state or local statute of similar effect, regardless of the quality or quantity of Buyer’s offers of employment to such Business Employees;

(c)   all liabilities and obligations under the Business Contracts and the Permits, in each case, only to the extent arising or accruing following the Closing Date, including without limitation any liabilities and obligations under the Marketing Authorizations during the period between the Closing Date and the date that Buyer receives notice from the applicable Health Authority that the transfer of each such Marketing Authorization is complete;

(d)   all liabilities and obligations arising out of the operation or conduct of the Business in the Ordinary Course of Business, in each case, only to the extent arising or accruing following the Closing Date and not constituting Excluded Liabilities;

(e)   the Permitted Encumbrances;

(f)    all liabilities for rebates, adjustments and returns of Business Product sold after the Closing or allocated to Buyer under Section 2.9;

(g)   all chargebacks in respect of Business Products that are received after the thirty (30) day period following the Closing;

(h)   all liabilities and obligations arising out of any claim for injury to any Person relating to any Business Product (i) that has become a commercially saleable finished product after the Closing or (ii) that is not a Business Product within the meaning of Section 2.5(m) and that is sold after the Closing; and

(i)    all obligations and liabilities set forth on Schedule 2.4(i).

2.5           Excluded Liabilities.  Notwithstanding any other provisions in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller (or any of its affiliates), whether direct or indirect, known or unknown, absolute or contingent, pursuant to or under the Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” means all obligations and liabilities of Seller and its affiliates other than the Assumed Liabilities, including such obligations and liabilities set forth or described in paragraphs (a) through (n) below:

(a)   all liabilities and obligations with respect to (i) Taxes under the Seller Tax Returns, or (ii) any other Taxes pertaining to the Business incurred with respect to the Pre-Closing Period.

(b)   all liabilities and obligations under Business Plans;

(c)   the accrued paid vacation leave of Transferred Employees;

(d)   all liabilities and obligations under the Management Retention Agreements;

(e)   intercompany payables to Seller;

(f)    all Payables;

(g)   all Accrued Liabilities;

(h)   all obligations and liabilities of Seller not arising from or relating to the conduct or operation of the Business in the Ordinary Course of Business;

(i)    all liabilities for rebates, adjustments and returns of Business Product sold prior to the Closing or allocated to Seller under Section 2.9;

(j)    all chargebacks in respect of Business Products that are received within the thirty (30) day period following the Closing;

(k)   all Environmental Liabilities to the extent existing, arising or accruing, as applicable, at or prior to the Closing;

(l)    all liabilities and obligations to the extent relating to an Excluded Asset;

(m)  all liabilities and obligations arising out of any claim for injury to any Person relating to any Business Product (i) that is a commercially saleable finished product prior to the Closing or (ii) sold prior to the Closing; and

(n)   all liabilities and obligations of the Seller (and its affiliates) under this Agreement and the Ancillary Agreements.

2.6           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at: (a) the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”); or (b) at such other place, time and date as agreed in writing by Buyer and Seller.

2.7           Deliveries by Seller Parties.  At the Closing, Seller or Vivus Real Estate, as applicable, will deliver or cause to be delivered to Buyer the following (the “Seller Closing Deliverables”):

(a)   a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit A;

(b)   copies of duly executed agreements providing for the termination of the leases for the Owned Real Property between Seller, as lessee, and Vivus Real Estate, as lessor, effective as of the Closing, in form and substance satisfactory to Buyer;

(c)   a duly executed counterpart of the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(d)   the Seller Certificate;

(e)   a certificate of Seller’s non foreign status that complies with the requirements of Section 1445 of the Code, and the Treasury Regulations promulgated thereunder, and a standard owner’s affidavit for the benefit of Buyer and Buyer’s title insurance company concerning tenants in possession and labor and materials provided to the Property by Seller, updating any survey and affirming that Seller is not a foreign person pursuant to Section 1445 of the Code, together with any other affidavit reasonably requested by Buyer’s title insurance company as to facts within Seller’s knowledge;

(f)    the Warranty Deed in the form attached hereto as Exhibit C; an Affidavit of Title of Vivus Real Estate in form reasonably satisfactory to Buyer’s title insurer; an Affidavit of Consideration; such other instruments and documents as are customarily required of a Seller in connection with the closing of the sale of commercial real estate in the State of New Jersey;

(g)   a duly executed opinion of Seller’s counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, in the form attached hereto as Exhibit D.

(h)   evidence of the release, discharge or termination of all Encumbrances on the Business Assets, including evidence of the termination and removal of all UCC-1 financing statements, the payoff and release of all associated debt and payment obligations, including those set forth on Schedule 2.7(h), and the discharge of all other monetary Encumbrances, excepting only Encumbrances appearing on Schedule 1.87;

(i)    copies of the Required Consents;

(j)    the Business Records and Promotional Materials in hard copy, electronic format or any such other format as Seller currently retains such records;

(k)   all documents, instruments and writings required to evidence compliance with, or exclusion or exemption from the operation of, the requirements of the New Jersey Industrial Site

Recovery Act (“ISRA”) applicable as a result of the transactions contemplated by this Agreement, in the form of: (i) a Preliminary Assessment and Remedial Outcome Action report, issued by a Licensed Site Remediation Professional acceptable to Seller, which does not specify or reference any matter or area of environmental concern, does not require or recommend any funding for any potential remediation of known or unknown environmental conditions or concerns, and does not require or recommend any remediation or any other or further action to be undertaken by Seller with respect to the Business Assets, submitted to New Jersey Department of Environmental Protection (“NJDEP”); (ii) a letter from the NJDEP approving a “de minimis quantity exemption”; or (iii) if the Preliminary Assessment obtained by Seller specifies or references any matter or area of environmental concern, requires or recommends any funding for any potential remediation of known or unknown environmental conditions or concerns, or requires or recommends any remediation or any other or further action to be undertaken by Seller with respect to the Business Assets, such reports, workplans and agreements as may be reasonably acceptable to Seller and sufficient to allow the transactions contemplated by this Agreement to proceed under ISRA and to allow any required investigation or remediation to proceed subsequent to the Closing ((i), (ii) or (iii) being referred to as the “NJDEP Required Consent”); and

(l)    all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and, subject to Section 2.12, all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are reasonably necessary to assign, convey, transfer and deliver to Buyer, good and valid title to the Business Assets; provided, however, that Buyer shall be responsible for the payment of all fees for applicable recordations and filings of documents, instruments, declarations, affidavits or other writings necessary to effect any applicable transfers or assignments under this Section 2.7(l).

2.8           Deliveries by Buyer to Seller.  At the Closing, Buyer will deliver or cause to be delivered to Seller the following (the “Buyer Closing Deliverables”):

(a)   the Purchase Price, by wire transfer in immediately available funds to an account designated by Seller;

(b)   a duly executed counterpart of the Transition Services Agreement in the form attached hereto as Exhibit A;

(c)   a duly executed counterpart of the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(d)   the Buyer Certificate;

(e)   such instruments and documents as are customarily required of a Buyer in connection with the closing of the purchase of commercial real estate in the State of New Jersey; and

(f)    all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and the Ancillary Agreements, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are reasonably necessary for Buyer to assume the Assumed Liabilities.

2.9           Product Identification.  For purposes of determining liability under Sections 2.4(f) and 2.5(i), the Parties agree to determine when Business Products were sold in accordance with this Section 2.9.  The Parties shall use commercially reasonable efforts to identify the lot or unit number of a particular Business Product and make reference to the Business Records to determine when that Business Product was sold.  If a Business Product’s lot or unit number indicates that it could have been sold either before or after Closing, the Parties agree that any claim in respect of such Business Product received by Buyer or Seller (a) within 180 days of the Closing, will be deemed to have been sold prior to the Closing, and (b) 180 days or more after the Closing, will be deemed to have been sold after the Closing.

2.10         Allocation of Purchase Price.  Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns.  Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Business Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns.  If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation in any refund claim, during the course of any Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.  Each Party shall notify the other Party if it receives notice that any Tax authority or other Governmental Entity proposes any allocation different from that made pursuant to this Section 2.10.

2.11         Further Assurances.  On and after the Closing, upon the reasonable request of a Party, the other Party shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby.  In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its affiliates and their successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby (including returning to Seller any asset not contemplated by this Agreement to be a Business Asset, which asset was delivered to Buyer at the Closing).

2.12         Non-Assignable Assets.

(a)   Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Business Contract, agreement, asset, property or right, including any certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (each a “Non-Assignable Asset” and collectively, the “Non-Assignable Assets”) unless and until such consent shall have been obtained.

(b)   Seller shall use commercially reasonable efforts to obtain such consents prior to the Closing; provided, however, Seller shall not be required to pay any fee or make any payment to any third party in order to obtain any such consent, and Buyer understands and agrees that the procurement of any such consent (other than the Required Consents) is not a condition to Buyer’s obligation to effect the Closing.

(c)   Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained prior to the Closing, any consent, substitution, approval, or amendment required to novate all obligations under any and all Business Contracts or other obligations or liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its affiliates so that, in any such case, Buyer and its affiliates shall, effective as of the Closing, be solely responsible for the liabilities and obligations underlying the Assumed Liabilities; provided, however, Buyer shall not be required to pay any fee or make any payment to any third party in order to obtain any such consent or release, and Seller understands and agrees that the procurement of any such consent or release is not a condition to Seller’s obligation to effect the Closing.

(d)   To the extent permitted by applicable Law, in the event that written consents to the assignment thereof cannot be obtained prior to the Closing, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e)   As of and from the Closing Date, Seller on behalf of itself and its affiliates, authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its affiliates under the Non-Assignable Assets.

(f)    Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Business Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or approval to be obtained or the failure of any such Non-Assignable Asset to constitute a Business Asset or any circumstances resulting therefrom shall not constitute a Material Adverse Effect on the Business or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that it is a condition to Buyer’s obligation to effect the Closing that Seller obtain the Required Consents.

(g)   Following the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, (i) any remaining consents necessary to assign to Buyer any Non-Assignable Assets, and (ii) any remaining consent, substitution, approval, or amendment required to novate all Assumed Liabilities underlying such Non-Assignable Assets, or to obtain in writing the unconditional release of Seller and its affiliates so that, in any such case, Buyer and its affiliates shall be solely responsible for such Assumed Liabilities; provided, however, neither Party shall be required to pay any fee or make any payment to any third party in order to obtain any such consent or release.  Each Party shall keep the other Party reasonably informed of its efforts to obtain such consents and releases.

2.13         Bulk Sales Law.  Each of the Parties hereby waives compliance with all waivable requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business Assets to Buyer.

2.14         Transfer Taxes.  Each of Seller and Buyer shall pay fifty percent (50%) of all applicable transfer Taxes and all recording and filings fees that may be imposed, assessed or payable by reason of the transactions contemplated by this Agreement, including the sales, transfers, leases, rentals, licenses and assignments contemplated hereby (“Transfer Taxes”).

2.15         Intercompany Accounts.  Immediately prior to the Closing, Seller will cancel all of its intercompany payables to the Business arising on or prior to the Closing Date.  Immediately prior to the Closing, Seller will cancel all intercompany receivables of the Business owed to Seller, and Buyer shall not have any responsibility for payment of such liabilities.  In no event shall this provision affect any of the Parties’ rights, duties and obligations in, to and under any of the Ancillary Agreements, or the obligations between Seller and Vivus Real Estate arising prior to the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Each of Seller and, with respect to Sections 3.1(b), 3.2, 3.3, 3.10 and 3.16, Vivus Real Estate hereby represents and warrants to Buyer as of the date hereof, except as set forth in the Business Disclosure Schedule provided by Seller to Buyer on the date hereof (the “Business Disclosure Schedule”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Schedule shall be deemed disclosed for all other purposes of the Business Disclosure Schedule as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Business Disclosure Schedule), the following:

3.1           Organization, Qualification and Power.

(a)   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on the Business and to own and use the Business Assets.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to obtain such qualification would not reasonably be expected to have a Material Adverse Effect on the Business.

(b)   Vivus Real Estate is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Vivus Real Estate has all requisite limited liability company power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business and to own and use the Business Assets that it purports to own, including the Owned Real Property.  Vivus Real Estate is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to obtain such qualification would not reasonably be expected to have a Material Adverse Effect on the Business.

3.2           Authorization of Transaction.  For purposes of Sections 3.2 and 3.3, “Seller” shall be deemed to include each of the Seller Parties.  Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and when executed at the Closing, each Ancillary Agreement to which Seller is a party will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3           Noncontravention.  Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (b) require on the part of Seller any material action by, filing with, or any material permit, authorization, consent or approval of, any U.S. or foreign, federal, state, provincial, regional, county, municipal or local court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency or any instrumentality of any of the foregoing (a “Governmental Entity”), (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to terminate, modify any provision or cancel, or require any notice, consent or waiver under, any Material Business Contract listed or required to be listed in Section 3.12 of the Business Disclosure Schedule, except for such consents and waivers as have been obtained prior to the Closing and are set forth in Section 3.3 of the Business Disclosure Schedule (each a “Required Consent” and collectively, the “Required Consents”), (d) result in the imposition of any Encumbrance upon any of the Business Assets, or (e) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Business Assets.  All of the Required Consents (i) will have been duly and validly obtained prior to the Closing and (ii) as of the Closing, will be in full force and effect and enforceable in accordance with their terms.

3.4           Statement of Assets; Financials.

(a)   Section 3.4(a) of the Business Disclosure Schedule sets forth a complete and accurate copy of the unaudited pro forma statement of the carrying value of the Business Assets (the “Statement of Assets”) as of July 31, 2010 (the “Statement of Assets Date”).  The Statement of Assets was prepared from, and are in accordance with, the books and records of Seller, using the same methodologies and principles as used to prepare the balance sheet included in the financial statements filed by Seller with the SEC, except as expressly stated therein.  The Statement of Assets fairly presents in all material respects the carrying value of the Business Assets on Seller’s books and records as of the Statement of Assets Date.

(b)   Section 3.4(b) of the Business Disclosure Schedule sets forth copies of (i) the unaudited statement of operations of the Business for the three- and six-month periods ended on the June 30, 2010; and (ii) the unaudited statements of operations of the Business for each of the fiscal years ended December 31, 2008 and December 31, 2009 (such statements, collectively, the “Business Income Statements”).  Each of the statements of operations included in the Business Income Statements were compiled from the books and records of Seller for the periods then ended.  The Product Revenue and Cost of Goods Sold and Manufacturing Expense set forth in the Business Income Statements agree with the corresponding category totals in the consolidated statements of operations included in the financial statements filed by Seller with the SEC, except as expressly stated therein.

3.5           Title to Assets.  Except as set forth in Section 3.5 of the Business Disclosure Schedule, Seller has, and as of immediately prior to the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, all of the Business Assets, free and clear of any Encumbrance.

3.6           Inventory.  All Inventory consists of items of a quantity and quality historically usable or saleable in the Ordinary Course of Business, and includes items that are excess and obsolete that have been reserved to estimated net realizable value in accordance with GAAP, except for items a third party is contractually obligated to purchase.  No Inventory has been consigned to any Person.  Section 3.6 of the Business Disclosure Schedule sets forth an accounting of the Inventory as of August 31, 2010, including Inventory for which reserves for excess and obsolete items have been provided on the books and records of the Company and, with respect only to commercially saleable finished goods included in Inventory, setting forth lot numbers and expiration dates.

3.7           Absence of Changes.

(a)   Since the Statement of Assets Date, there has not been any event or condition that has resulted in a Material Adverse Effect on the Business.

(b)   Since the Statement of Assets Date, except as set forth on Section 3.7(b) of the Business Disclosure Schedule, Seller has conducted the Business in the Ordinary Course of Business and there has not been any:

(i)          payment or grant of any right relating to the Business by Seller to any Interested Person, or any charge by any Interested Person to Seller relating to the Business, or other transaction between Seller relating to the Business and any Interested Person, except in any such case for employee compensation payments in the Ordinary Course of Business;

(ii)         damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Business Asset in an amount greater than $100,000;

(iii)        transaction or commitment made, or any contract entered into, by Seller relating to the Business or any Business Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business and applying to or affecting the Business subsequent to Closing, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement affecting the Business or any Business Asset in an amount greater than $100,000;

(iv)       change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by Seller with respect to the Business;

(v)        a material change in the sales or marketing activities relating to the Business or generation of sales that are materially different than those set forth in the Business Income Statements;

(vi)       (A) grant of any severance or termination pay or any bonus to any employee of the Business, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the

Business, (C) change in benefits payable under existing severance or termination pay policies of Seller or employment agreements to which any employee of the Business is a party or (D) change in compensation, bonus or other benefits payable to employees of the Business; or

(vii)      agreement, undertaking or commitment to do any of the foregoing.

3.8           Condition of Tangible Assets.  Each item of tangible personal property included in the Business Assets is in reasonable operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used, but shall otherwise be transferred to Buyer on a “where is” and, as to condition, “as is” basis.

3.9           Sufficiency of Assets.  Except for (i) the Excluded Assets described in clauses (a) through (h) and (j) of Section 2.3, (ii) any assets, personnel or rights used to provide services under the Transition Services Agreement, (iii) any general corporate or administrative services provided to the Business by Seller, and (iv) any assets or rights licensed to Buyer pursuant to Section 5.12, the Business Assets and the Business Employees include all assets, personnel and rights that are used or held for use by Seller in the operation or conduct of the Business, and are sufficient for the conduct of the Business by Buyer immediately following the Closing in substantially the same manner as presently conducted by Seller.

3.10         Property.  For purposes of this Section 3.10, “Seller” shall be deemed to include each of the Seller Parties.

(a)   Section 3.10 of the Business Disclosure Schedule lists all real property owned by Seller and used primarily for the conduct and operations of the Business (the “Owned Real Property”).  Except as set forth in Section 3.5 of the Business Disclosure Schedule, and Schedule 1.86, Seller holds good and marketable fee simple title to all Owned Real Property, free and clear of any Encumbrance.

(b)   With respect to the Owned Real Property: (i) except for normal wear and tear, to the knowledge of Seller, each of the Premises is in good operating condition and repair, (ii) Seller has not leased or otherwise granted to any Person the right to use or occupy the Property or any portion thereof; and (iii) other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Property or any portion thereof or interest therein.

(c)   Except as set forth in Section 3.16(a) of the Business Disclosure Schedule, to the knowledge of Seller, the current use and operation of the Owned Real Property now is, and at the time of Closing will be, in compliance in all material respects with all existing Laws. Seller has not received from any Governmental Entity notice of any violation or potential violation of Laws applicable to the Property or any part thereof.  There are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or, to the knowledge of Seller, planned to be instituted, which would detrimentally affect the Seller’s existing use or operation of the Property, nor has Seller received notice of any special assessment proceedings affecting the Owned Real Property.

Seller knows of no facts relating to the Owned Real Property which would prevent Buyer from using and operating the Owned Real Property after Closing in the manner consistent with the operations of the Seller in the Owned Real Property prior to Closing.  Water, sewer, gas, electricity, telephone and other utilities are available to the Owned Real Property.  To the knowledge of Seller, Seller has not violated any covenants, conditions, restrictions, rights-of-way or easements which affect the Owned Real Property.

3.11         Intellectual Property. Seller owns or has the right to use all Intellectual Property used by Seller in, and reasonably necessary for, the operation of the Business as currently conducted (the “Business Intellectual Property”).  For the avoidance of doubt, “Business Intellectual Property” excludes the Excluded Intellectual Property.  Seller has taken commercially reasonable measures to protect the proprietary nature of each item of Business Intellectual Property and to maintain in confidence all Trade Secrets and confidential information owned or used by Seller in the Business.  To the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Business Intellectual Property.  Seller has made available to Buyer copies of all written documentation in Seller’s possession relating to claims or disputes known to Seller concerning any item of Business Intellectual Property.  To the knowledge of Seller, none of the activities or operations of the Business infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.

(b)   Section 3.11(b) of the Business Disclosure Schedule lists (i) all Patents and all registered Trademarks and Copyrights, and any applications and renewals for any of the foregoing owned by or on behalf of Seller and used in connection with the Business irrespective if expired or in force; and (ii) all material licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any of the Business Intellectual Property or exercise any other right with regard thereto.

(c)   Each item of the Business Intellectual Property is either: (i) owned solely by Seller free and clear of any Encumbrances; or (ii) rightfully used and authorized for use by Seller and its successors in connection with the performance of the Business pursuant to a valid and enforceable Business License Agreement.  Seller has all rights in the Business Intellectual Property necessary to operate the Business as it is now conducted.

(d)   No claims (i) challenging the validity, enforceability or ownership of any of the Business Intellectual Property or (ii) alleging that the use, manufacture, or sale of the Business Products, infringes on any Intellectual Property or other proprietary right of any Person have been asserted against Seller or, to the knowledge of Seller, are threatened by any Person, nor to the knowledge of Seller does there exist any valid basis for such a claim.  There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business-Owned Intellectual Property, other than the prosecution of pending patent applications, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person.

(e)   All granted or issued Patents, all registered Trademarks, and all Copyright registrations included in the Business-Owned Intellectual Property are valid, enforceable and subsisting to the knowledge of Seller.

(f)    Seller is not in violation of any Business License Agreement to which Seller is a party or otherwise bound relating to any of the Business Intellectual Property.  Except as noted in Section 3.11(f) of the Business Disclosure Schedule, neither Seller nor any of its affiliates is obligated to provide any financial consideration to any third party, under any Business License Agreement, with respect to any exercise of rights by Seller or Buyer, as successor to Seller, in connection with the performance of the Business.

(g)   Except as set forth on Section 3.11(g) of the Business Disclosure Schedule, since January 1, 2008, Seller has obtained from all employees and consultants who have created any portion of, the Business-Owned Intellectual Property valid and enforceable written assignments of any such Business-Owned Intellectual Property, to Seller and has provided true and complete copies of such assignments to Buyer.

(h)   The consummation of the transactions contemplated hereby shall not alter, impair or otherwise have a Material Adverse Affect on any rights or obligations of Seller, or Buyer as successor to Seller, in any of the Business Intellectual Property.

3.12         Contracts.

(a)   Section 3.12 of the Business Disclosure Schedule lists, as of the date of this Agreement, the following contracts and agreements to which Seller is a party or to which any of the Business Assets are bound, that relate to the conduct or operations of the Business (each a “Material Business Contract”):

(i)          any contract for the lease of (x) personal property owned by Seller to a third party providing for lease payments in excess of $50,000 per annum, (y) personal property from a third party providing for lease payments in excess of $50,000 per annum, or (z) real property;

(ii)         any contract for the procurement of products, inventory, supplies or other assets, or for the receipt of services, which requires payment by Seller of more than $50,000 annually for any single contract;

(iii)        any contract for the sale or distribution of products, inventory, supplies or other assets, or for the furnishing of services, which requires payment to Seller of more than $50,000 annually for any single contract;

(iv)       any contract establishing a partnership or joint venture or involving a sharing of profits, losses or costs with another Person;

(v)        any contract under which Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money or the deferred purchase price of property (or capitalized lease obligations) involving more than $50,000 per annum or under which any Person has imposed (or may impose) an Encumbrance on any of the Business Assets;

(vi)       any contract with a Governmental Entity;

(vii)      any contract under which Seller is restricted from selling, licensing or otherwise distributing any of the technology or products of the Business to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market segment, or otherwise limits the freedom of Seller to compete in any line of business or with any Person or in any area;

(viii)     other than this Agreement, any contract for the acquisition of any material assets that would be considered Business Assets or disposition of material assets of the Business, other than in the Ordinary Course of Business;

(ix)        any contract with or for the benefit of any Interested Person;

(x)         any employment or consulting contract;

(xi)        any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, or any severance agreement, arrangement or other contract;

(xii)       any contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement; and

(xiii)      any other contract that is material to the conduct or operations of the Business.

(b)   Seller has made available to Buyer a complete and accurate copy of each Material Business Contract.  With respect to each Material Business Contract so listed: (i) the contract is, as of the date hereof, legal, valid, binding and enforceable against Seller and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies; (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is, as of the date hereof, in material breach or violation of, or default under, any such Material Business Contract; and (iii) no event or circumstance, to the knowledge of Seller, has occurred that, with notice, would constitute an event of default thereunder.

3.13         Litigation.  Except as set forth in Section 3.13 of the Business Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or to the knowledge of Seller, investigation, before any Governmental Entity (a “Legal Proceeding”) which is pending or, to the knowledge of Seller, threatened against Seller in connection with the Business or otherwise affecting the Business Assets in any material respect.

3.14         Taxes.

(a)   To the extent that failure to do so would adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, or might result in an Encumbrance upon any of the Business Assets or in any liability of Buyer for any Pre-Closing Period Taxes, Seller has:

(i)          prepared and timely filed all Tax Returns it was required to file relating to any and all Taxes attributable to Seller for all Pre-Closing Periods and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law; and

(ii)         paid all Taxes and withheld with respect to the Transferred Employees and timely remitted to the appropriate Governmental Entity all federal, state and foreign income, payroll and other Taxes required to be withheld or paid.

(b)   To the extent that doing so would adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, or might result in an Encumbrance upon any of the Business Assets or in any liability of Buyer for any Pre-Closing Period Taxes, Seller has paid all Taxes (whether or not shown on any Tax Returns) for all Pre-Closing Periods.

(c)   Except as set forth in Section 3.14(c) of the Business Disclosure Schedule, no audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination, pursuant to which an assessment would adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, or might result in an Encumbrance upon any of the Business Assets or in any liability of Buyer for any Pre-Closing Period Taxes.  To the knowledge of Seller, no action or proceeding is contemplated or threatened for the assessment or collection of any Taxes.

(d)   No Tax deficiency is outstanding, assessed or proposed against the Seller that would adversely impact Buyer, the Business Assets, Buyer’s use of the Business Assets, the Business or Buyer’s operation of the Business, or might result in an Encumbrance upon any of the Business Assets or in any liability of Buyer for any Pre-Closing Period Taxes.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Pre-Closing Period Taxes.

(e)   Seller has not been and will not as of the Closing Date be a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f)    Seller is not a party to any Tax allocation, sharing or indemnification agreement with respect to the Business or any Business Assets.

3.15         Employee and Labor Matters.

(a)   Section 3.15(a) of the Business Disclosure Schedule sets forth, as to each Business Employee (including any Business Employee who is on a leave of absence), (i) such Business Employee’s internal identification number and title; (ii) date of hire; (iii) current annual salary or wage rate; (iv) all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (v) last compensation changes and the dates on which such changes were made; (vi) any specific bonus, commission or incentive plans or agreements for or with them; (vii) each employee benefit plan in which they participate; (viii) any outstanding loans or advances made by or to them; (ix) current status as either active or on leave and, if on leave, the type and date of such leave and the date on which such employee is expected to return to active service.

(b)   The employment of each Business Employee is terminable by Seller at will and, except as provided in the Management Retention Agreements, no Business Employee is entitled to severance pay, a notice period prior to termination or other benefits following termination of such Business Employee’s employment with Seller, except as required by applicable Law.

(c)   As relates to the Business, there is not presently pending or existing, and to the knowledge of Seller, there is not threatened, (i) any strike, slowdown, picketing, work stoppage or material labor trouble, or (ii) any application for certification of a collective bargaining agent.  Since January 1, 2005, Seller has not experienced (i)  any strike, slowdown, picketing, or work stoppage, or (ii) any application for certification of a collective bargaining agent.

(d)   Section 3.15(d) of the Business Disclosure Schedule contains a complete and accurate list of each material employee benefit plan (including compensation plans) and each employment agreement (excluding offer letters for at-will employment), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is maintained by Seller or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) for the benefit of any current or former Business Employees (the “Business Plans”).  With respect to each Business Plan, a copy of the Business Plan and a summary of the Business Plan’s materials terms has been made available to Buyer.  With respect to the Transferred Employees, Seller has performed in all material respects all obligations required to be performed by it under each Business Plan and each Business Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA or the Code.  At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan described in Section 413 of the Code.  Neither the Seller nor any ERISA Affiliate has ever sponsored, participated in or contributed to any pension plan related to the Business which is subject to Title IV of ERISA or Section 412 of the Code.  No Business Plan promises or provides retiree medical benefits to any Business Employee, or to a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA.

(e)   Section 3.15(e) of the Business Disclosure Schedule contains an accurate and complete list of all sales representatives and independent contractors currently engaged by the Business, including payment arrangements and a brief description of jobs or projects currently in progress.  The engagement of any sales representative or independent contractor of the Business may be terminated by Seller without payment or other penalty.

(f)    Seller is in compliance, in all material respects, with all Laws relating to employment practices.  Seller has delivered to Buyer accurate and complete copies of all current employee manuals and handbooks, material disclosure materials and material policy statements.

(g)   To the knowledge of Seller, no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on (i) the performance by such employee of any of his or her duties or responsibilities as an employee of Seller or (ii) the Business.

(h)   Each Business Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and Seller has delivered or caused to be delivered to Buyer the most recently received IRS determination letter or IRS opinion letter issued with respect to such plan.

3.16         Environmental Matters.  For purposes of this Section 3.16, “Seller” shall be deemed to include each of the Seller Parties.

(a)   Except as set forth in Section 3.16(a) of the Business Disclosure Schedule, with respect to the Business, (i) Seller has complied in all material respects with all applicable Environmental Laws, and (ii) there is no pending or, to the knowledge of Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Business that would have a Material Adverse Effect on the Business.

(b)   Section 3.16(b) of the Business Disclosure Schedule lists all of the Permits relating to the Business and required to be held under or in connection with any Environmental Laws, and Seller has all such Permits, unless the failure to have such Permits would not have had a Material Adverse Effect on the Business.

(c)   Seller has delivered to Buyer or made available for inspection by Buyer correct and complete copies of all environmentally-related audits, studies, reports, analyses and results of investigations that have been performed with respect to the Owned Real Property, including all Phase I and Phase II environmental assessments performed on the Owned Real Property by or on behalf of Seller, all environmentally-related or safety-related audits or reports, and correspondence to or from any Governmental Entity or third party regarding violations of any Environmental Law in connection with the Owned Real Property, delivered or received by Seller within the last ten (10) years and in the possession of Seller, all of which are set forth in Section 3.16(c) of the Business Disclosure Schedule.

(d)         For purposes of this Agreement:

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to, relating to, arising under or out of or on the alleged basis of any applicable Environmental Law by any Person (including any Governmental Entity, private person and citizens’ group) based upon, alleging, asserting or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment, of any Material of Environmental Concern at any location, including but not limited to the Owned Real Property and premises located elsewhere from the Owned Real Property to which a Material of Environmental Concern or materials the constituents of which contain any Material of Environmental Concern were sent for handling, storage, treatment, or disposal.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Entity for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Material of Environmental Concern into the environment.

“Environmental Law” means any Law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) the prohibition, regulation, or control of any Material of Environmental Concern; (ii) the management, treatment, storage, disposal generation and transportation of any Material of Environmental Concern; (iii) air, water and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of any Material of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, radiation, or chemicals; (vi) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; and (vii) manufacturing, processing, using, distributing or handling of any Material of Environmental Concern, all as amended to date.

“Material of Environmental Concern” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs); (ii) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Entity.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, burying, abandoning, flowing from a source, or disposing into the environment of any Material of Environmental Concern.

(e)          Except as set forth in Section 3.16(c) or Section 3.16(e) of the Business Disclosure Schedule:

(i)                                     to the knowledge of Seller, neither Seller nor any previous owner, occupant or user of the Owned Real Property or any other Person, has engaged in or permitted any activity at or upon, or any use or occupancy of the Owned Real Property in any way involving the handling, manufacture, treatment, storage, use, generation, Release or disposal (whether legal or illegal, accidental or intentional, integral or incidental to the operations at the affected site) of any Material of Environmental Concern on, under, in or about the Owned Real Property, or transported any Material of Environmental Concern to, from or across the Owned Real Property, except as: (A) in compliance with Environmental Laws and (B) such that no Environmental Claim has arisen or will arise in connection with any such activity, use or occupancy;

(ii)                                  no Material of Environmental Concern currently is produced, incorporated in any construction on, deposited, stored or otherwise located on, under, in or about the Owned Real Property except as: (A) used in the ordinary course of the Business; (B) in compliance with Environmental Laws; and (C) such that no Environmental Claim has arisen or will arise under existing Environmental Laws in connection with any such incorporation, deposit, storage, or location through the date of Closing;

(iii)                               except as: (A) in compliance with Environmental Laws; and (B) such that no Environmental Claim has arisen or will arise in connection with any such Release under existing Environmental Laws: (1) there has occurred no Release of any Material of Environmental Concern by Seller or any affiliate from the Owned Real Property to, on, under, in or about other properties; (2) there has occurred no Release of any Material of Environmental Concern by Seller or any affiliate to, on, under, or in the Owned Real Property; and (3) to the knowledge of Seller, no Material of Environmental Concern has migrated or threatened to migrate from other properties to, on, under, in or about the Owned Real Property;

(iv)                              Seller has not received any written notice or other written communication or any oral communication concerning: (A) any violation or alleged or probable violation of any Environmental Law or (B) alleged liability for any Environmental Claim or Environmental Encumbrance in connection with the Owned Real Property or any Material of Environmental Concern transported to, from, or across the Owned Real Property.  No writ, injunction, decree, order or judgment relating to the foregoing is outstanding.  There is no court action or other form of dispute resolution, citation, directive, summons or investigation pending or, to the knowledge of Seller, threatened against Seller relating to any violation or alleged violation of any Environmental Law or the Release, threatened Release, or presence or suspected presence of any Material of Environmental Concern on the Owned Real Property;

(v)                                 with regard to the Business, Seller has not received any written notice of, or entered into, or assumed by Contract or operation of law or otherwise, any obligation, liability, order, decree, settlement, judgment or injunction relating to or arising under (A) any Environmental Laws, (B) any Environmental Encumbrance or (C) any Environmental Claim;

(vi)                              except as: (A) in compliance with Environmental Laws; and (B) such that no Environmental Claim has arisen or will arise under existing Environmental Laws in connection with any such Release: there has been no Release of any Material of Environmental Concern by Seller or any affiliate at the Owned Real Property, properties at which any operations of the Business were conducted or which Seller leased or operated in connection with the Business, or at any third-party location to which Seller transported or arranged for the disposal or treatment of any Material of Environmental Concern from the location or operation of the Business;

(vii)                           Seller has not (A) filed a notice pursuant to Section 103(c) of CERCLA or any state law equivalent; (B) filed notice pursuant to Section 3010 of RCRA or any state law equivalent indicating the generation of any “hazardous waste”, as that term is defined under 40 C.F.R. Part 261 or under any applicable state law; or (C) filed any notice under any Environmental Law reporting a violation of any Environmental Law; or (D) received an information request pursuant to Section 104(e) of CERCLA or any state equivalent; and

(viii)                        no Environmental Encumbrance has now or, to the knowledge of Seller, at any time attached to the Owned Real Property.

(f)            As of the Closing Date, Seller shall have completed and timely filed any and all necessary applications with all pertinent Government Entities, including NJDEP, for the effective transfer of all Permits or authorization for change in ownership and/or control of the Business, all as may be required by Environmental Laws, and as listed and described in Section 3.16(f) of the Business Disclosure Schedule.

3.17                           Compliance with Laws.  To the knowledge of Seller, Seller is in compliance in all material respects with, and has conducted the operations of the Business in compliance in all material respects with, applicable Law and judgments of any Governmental Entity applicable to the Business Assets or the Business or by which any property, asset or the business or operations of the Business is bound or affected.

3.18                           Customers and Suppliers.  Section 3.18 of the Business Disclosure Schedule sets forth a list of (a) the ten (10) largest customers, based on revenues of the Business, and (b) the ten (10) largest suppliers, based on expenses of the Business, in each case, during the fiscal year ended December 31, 2009.  Seller has not received written or, to the knowledge of Seller, other notice from any customer referenced in clause (a) of Section 3.18 that such customer shall or intends to stop purchasing, or materially decrease the purchase of, the products or services of the Business, or otherwise materially change the terms of its relationship with the Business, including terms relating to risk of loss or pricing.  Seller has not received written or, to the knowledge of Seller, other notice from any supplier referenced in clause (b) of Section 3.18 that such supplier shall or intends to stop supplying, or materially decrease the supply of, products or services to the Business, or otherwise materially change the terms of its relationship with the Business, including terms relating to risk of loss or pricing.

3.19                           Permits.

(a)          Seller owns, holds or possesses all permits, licenses, approvals, consents, franchises or other authorizations required by any Governmental Entity or under any Law for the ownership, conduct or operations of the Business, including all Regulatory Filings (collectively, the “Permits”) and (b) is not in violation in any material respect of, or default under, any such Permits.  Section 3.19(a) of the Business Disclosure Schedule contains a complete and accurate list of all Permits held by Seller as of the date of this Agreement.  Seller has made available to Buyer complete and accurate copies of all Permits listed on Section 3.19(a) of the Business Disclosure Schedule.

(b)         Except as disclosed on Section 3.19(b) of the Business Disclosure Schedule: (i) all material Permits are valid and in full force and effect, and no other material Permits are required for the lawful conduct of the Business as it is currently conducted; (ii) no consent of or notice to any Governmental Entity is required in respect of any material Permit by reason of the transactions contemplated by this Agreement; (iii) no material Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement; (iv) Seller has conducted the Business in compliance in all material respects with the Permits and is not in violation of, or default under, any of the material Permits; (v) to the knowledge of Seller, no event has occurred or circumstance exists that, with or without notice or the passage of time or both, could (A) constitute or result in a violation of or failure to comply with any material Permit or (B) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any material Permit; (vi) Seller has not received written or oral notice from any Governmental Entity or other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any applicable Permit or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit; and (vii) Seller has duly filed on a timely basis all applications that were required to be filed for the renewal of the applicable material Permits, and has duly made on a timely basis all other filings required to have been made in respect of the applicable Permits.

3.20                           Brokers’ Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.21                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, none of Seller or any of its affiliates or any of their respective officers, directors, employees, agents or representatives makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any of its affiliates, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Ancillary Agreements and the transactions contemplated hereby or thereby.

3.22                           Transactions with Affiliates; Intercompany Arrangements.  There are no loans, leases, royalty agreements or other continuing transactions relating to the Business between Seller and any officer, director or holder of greater than five percent (5%) of any class of equity of Seller or any of its affiliates (“Interested Person”).  To the knowledge of Seller, no Interested Person (i) has any material direct or indirect interest in any entity that does business with Seller or (ii) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business.  No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller relating to the Business other than such relationships as result solely from being an officer, director or stockholder of Seller.

3.23                           Business Products; Defects; Liabilities.

(a)          All of the Business Products are set forth in Section 3.23 of the Business Disclosure Schedule.

(b)         Each of the Business Products, including the active pharmaceutical ingredients included therein, was in material conformity with the specifications therefor, all applicable contractual commitments and all applicable express and implied warranties at the time of such manufacture, sale or delivery.  No Business Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or beyond that implied or imposed by applicable Law.

(c)          Seller has not received notice of any claim since January 1, 2008 (or earlier and which remains outstanding at the date of this Agreement) for personal injuries (excluding such adverse events routinely reported to regulatory authorities which are not expected to result in claims against Seller or any of its affiliates for compensation) that were caused, or alleged to have been caused, by a Business Product developed, manufactured, marketed, distributed, sold or otherwise provided by, or on behalf of, Seller or any of its affiliates.  All inventories of commercially saleable finished goods are safe for their intended uses.  Seller has not received within the past four (4) years any notification, written or oral, that remains unresolved, from any Governmental Entity indicating that any Business Product is misbranded or adulterated in violation of any Law.

3.24                           Regulatory Matters.

(a)          Except as otherwise set forth in Section 3.19 above, all current material Regulatory Filings are set forth on Section 3.24 of the Business Disclosure Schedule.  Seller is the sole and exclusive owner of all Regulatory Filings and Product Registration Data.  The Product Registration Data constitutes all data included in the Regulatory Filings.  Except as otherwise set forth in Section 3.19 above, each Regulatory Filing has been validly issued or acknowledged by the appropriate Governmental Entity and is in full force and effect.

(b)         Seller has completed and filed all material notices, supplemental applications, annual and other reports, including adverse event reports, required by any applicable Health Authority to maintain the Regulatory Filings or otherwise required by Law with respect to the Business Products.  Seller has made available to Buyer true and complete copies of all Regulatory Filings and all annual and other reports submitted to Health Authorities with respect to the Business Products.  Seller is in compliance in all material respects with all Regulatory Filings and Law applicable to the Business Products, including all post-approval monitoring, reporting and other obligations.

(c)          Seller has made available to Buyer copies of all material (i) reports of inspectors or officials from any Governmental Entity of any event or condition requiring attention or correction or that is objectionable or otherwise contrary to applicable Law, (ii) establishment inspection reports and (iii) warning letters, in each case received by Seller from any Governmental Entity relating to the Business Products or arising out of the conduct of the Business.

(d)         Seller has not received any notice of proceedings from a Governmental Entity regarding any (i) obligation on the part of Seller to undertake, or to bear all or any portion of the costs of, any product recall of any nature with respect to the Business Products, (ii) loss of or refusal to renew the Regulatory Filings, (iii) renewal of the Regulatory Filings on terms less advantageous to Seller than the terms of those Regulatory Filings currently in force or (iv) action to enjoin production of any Business Product.  Within the past four (4) years, no Business Product has been recalled, suspended, discontinued or withdrawn from the market, and no Business Product is currently involved in any ongoing, threatened or potential recall, discontinuance, withdrawal from market, or suspension.  There are no pending or, to the knowledge of Seller, threatened actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by any Health Authority with respect to the Business Products.

(e)          Since January 1, 2008, neither Seller nor, to the knowledge of Seller, any third party manufacturer of the Business Products, has received written notice of, and the Business Products have not been subject to, any adverse inspection, finding of deficiency, finding of non-compliance, completed or voluntary recall, field notification, seizure, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to the Business Products or the facilities in which such Business Products are developed, manufactured, packaged, collected, handled or stored, by any applicable Health Authority.

(f)            Seller has not been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Entity for any purpose, or charged with or convicted under any Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under any relevant Law.  To Seller’s knowledge, neither Seller nor any officer or employee of Seller nor any agent thereof, has made any false or fraudulent statements on or in, or material or fraudulent omissions from, any applications, approvals, reports and other submissions or communications to any applicable Health Authority or other Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of any applicable Health Authority relating to the Business Products.  Since January 1, 2007, all filings with and submissions to any Health Authority made by Seller with respect to the Business Products were true, accurate and complete in all material respects as of the date made, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects.

(g)         To Seller’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any product recall of any nature related to the Business Products.  To the knowledge of Seller, there have been no material adverse effects from the use of the Business Products that are not disclosed in the package inserts, adverse experience reports or periodic safety update reports for the Business Products.

(h)         Seller has made all necessary material filings and received all necessary material approvals and consents for the conduct of any ongoing clinical trials for the Business Products from the necessary Governmental Entities, and, to the knowledge of Seller, there are no actions threatened or pending by such Governmental Entities to suspend or terminate such clinical trials.  Seller has not received any written notice, charge, subpoena or other request for information, which has not been complied with or withdrawn, by a Governmental Entity asserting any material breach of the conditions for approval of any such clinical trials.  Seller has conducted all clinical trials for the Business Products pursuant to valid protocols.  The clinical development and the manufacture of the Business Products were performed in all material respects in accordance with all applicable good clinical practices and current good manufacturing practices for pharmaceutical products.

(i)             Since January 1, 2007, Seller has complied in all material respects with all applicable regulatory requirements concerning the marketing, promotion, pricing and distribution of the Business Products and related reporting to applicable Governmental Entities.  Seller has not committed any act, failed to take any act, made any statement or failed to make any statement that would materially violate the laws and regulations enforced by any Health Authority or any other Governmental Entity regarding (i) the promotion, sale or distribution of the Business Products (including the promotion of a product for other than the use for which such product is approved by the FDA or any other Health Authority), or (ii) payments or other remuneration including prohibitions against kickbacks and the offering or giving of anything of value to foreign government officials.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof, as follows:

4.1                                 Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Sweden and has qualified to conduct business in the State of New Jersey.  Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2                                 Authorization of Transaction.  Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and when executed at the Closing, each Ancillary Agreement to which Buyer is a party will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3                                 Noncontravention.  Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws (or corresponding governing documents) of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be excepted to have a Buyer Material Adverse Effect.  A “Buyer Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4                                 Brokers’ Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5                                 Legal Proceedings.  There are no Legal Proceedings of any nature that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer that would be reasonably expected to have a Buyer Material Adverse Effect.

4.6                                 Investigation by Buyer.  Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions, software, technology and prospects of the Business and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Business for such purpose.

4.7                                 Financing.  Buyer has (i) and will have at Closing, sufficient funds available to pay the Purchase Price, the Milestone Payment and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) and will have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Ancillary Agreements to which it is a party, and (iii) not incurred and does not reasonably expect to incur any obligation, commitment, restriction or liability of any kind, absolute or contingent, which would impair or adversely affect such resources and capabilities.

ARTICLE V
COVENANTS

5.1                                 Closing Efforts.  Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2                                 Regulatory Matters.  Each of the Parties shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, including in connection with the preparation and delivery of the documents required by 21 CFR 312.72 to be filed with the FDA to transfer the NDAs relating to the Business Products.

5.3                                 Operation of Business.  Except as contemplated by this Agreement or as set forth in the Business Disclosure Schedule, during the period from the date of this Agreement to the Closing, Seller shall (x) conduct the operations of the Business in the Ordinary Course of Business and (y) use reasonable best efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, distributors, Business Employees and other Persons having material business relationships with the Business.  Without limiting the generality of the foregoing, except as set forth on Schedule 5.3 or as otherwise required or contemplated by this Agreement, prior to the Closing, Seller shall not, without the written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned):

(a)          adopt or amend any employee plan, benefit plan or employment or severance agreement for the benefit of employees of Seller whose duties primarily relate to the Business and are performed at the Premises (together with the employees of Seller listed on Schedule 5.3(a), the “Business Employees”), materially increase the compensation or fringe benefits of, or materially modify the employment terms of any Business Employee, or pay any benefit not required by the terms in effect on the date hereof of any existing Business Plan; provided, however, that Seller may (i) increase the compensation of or benefits available to any Business Employee in connection with periodic reviews conducted in the Ordinary Course of Business, (ii) take any action required by Law, and (iii) increase the compensation or benefits available to any employee under a Seller employee benefit plan (to the extent such increase does not result in any material liability to Buyer);

(b)         sell, lease, license or dispose of any assets used in the Business having an aggregate value exceeding $100,000, other than in the Ordinary Course of Business;

(c)          acquire any assets to be used in the Business, outside the Ordinary Course of Business having an aggregate value exceeding $100,000;

(d)         license any Business-Owned Intellectual Property to any third party except in the Ordinary Course of Business;

(e)          incur or assume any liabilities or obligations that would constitute an Assumed Liability, except in the Ordinary Course of Business;

(f)            mortgage or pledge or subject any assets material to the Business to an Encumbrance (or otherwise create any exceptions or Encumbrances to title), other than in the Ordinary Course of Business;

(g)         change in any material respect the accounting methods, principles or practices of the Business, except insofar as may be required by a change in GAAP;

(h)         terminate (except pursuant to its terms), or materially modify or amend any Material Business Contract, except in the Ordinary Course of Business;

(i)             enter into any Material Business Contract, except (i) renewals of contracts on substantially similar terms and conditions, or (ii) any contract relating exclusively to Excluded Assets or Excluded Liabilities;

(j)             cancel or compromise any material debt or claim or waive or release any material rights or claims of the Business, other than debts, claims or rights that are not Business Assets;

(k)          to the extent it may adversely affect Seller’s ownership of the Business Assets, make any election or change concerning Taxes or Tax Returns, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling, agreement, contract, understanding, arrangement;

(l)             take any affirmative action that results in the occurrence of an event described in Section 3.7, or fail to take any reasonable action within Seller’s control that would avoid the occurrence of an event described in Section 3.7; or

(m)       agree to take any of the foregoing actions.

Without the prior written consent of Buyer, Seller shall not (i) take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

5.4                                 Access to Information.

(a)          During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, (x) Seller shall afford Buyer and its officers, authorized employees, accountants, counsel and other authorized representatives reasonable access during normal business hours to the properties, books, records and personnel of the Business, as Buyer may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), (y) without the prior written consent of Seller, Buyer shall not contact any Business Employee or any suppliers to or customer of the Business in connection with or pertaining to any subject matter of this Agreement.  No investigation by or on behalf of Buyer pursuant to this Section 5.4(a) or otherwise shall affect, augment or mitigate any representations or warranties of the Parties or the rights and obligations of the Parties hereunder.

(b)         After the Closing Date, Seller and Buyer shall provide to each other and to their respective officers, authorized employees, accountants, counsel and other authorized representatives, upon reasonable request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all the Business Records and Permits and any other information existing as of the Closing Date and primarily relating to the Business, the Business Assets or the Transferred Employees (subject to applicable privacy laws), and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Entity, including filing any Tax Returns and responding to Tax audits or Tax authority disputes with respect to the Business, the Business Assets and the Transferred Employees; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The Party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.4 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c)          Buyer shall preserve copies of all Business Records and Permits in accordance with its document retention policies, as in effect from time to time.

5.5                                 Tax Matters.

(a)          Seller Tax Returns.  Subject to Section 5.5(b) below, Seller will prepare and file all Tax Returns of Seller (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the

Business Assets attributable to Pre-Closing Periods (the “Seller Tax Returns”).  The Seller Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law.  Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b)         Buyer Tax Returns.  Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Business Assets or its operation of the Business attributable to Post-Closing Periods (the “Buyer Tax Returns”).  The Buyer Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law.  Buyer will make all payments for Taxes required with respect to the Buyer Tax Returns.

(c)          Property Taxes.  In the case of any real or personal property Taxes (or other similar taxes) attributable to the Business Assets for which the corresponding Tax Returns cover both a Pre-Closing Period and a Post-Closing Period, Buyer shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent that any payment made by Buyer relates to a Pre-Closing Period, prorated on a per diem basis.

(d)         Wage Withholding.  Seller and Buyer shall utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Transferred Employees.

(e)          FIRPTA Certificate.  On or prior to the Closing Date, Seller will furnish to Buyer a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2).

5.6                                 Confidentiality.  The terms of the Confidentiality Agreement dated September 26, 2006 between the Parties (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time, except as set forth below, such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that after the Closing (a) the Confidentiality Agreement shall terminate as to Buyer in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) relating to the Business and the Business Assets (the ownership of which will have been transferred to Buyer), (b) such Proprietary Information shall be deemed Buyer’s Proprietary Information, and Seller and its affiliates shall be subject to all restrictions against use and disclosure of such information contained in the Confidentiality Agreement as if it were the receiving party and (c) without limiting the foregoing, the Confidentiality Agreement shall continue to apply to the Excluded Assets, Excluded Liabilities and the Transaction Materials.  The “Transaction Materials” means the terms and conditions of this Agreement and the Ancillary Agreements.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects in accordance with its terms.

5.7                                 Employees.

(a)          Offer Letters.  Within five (5) business days following the date of this Agreement, Buyer shall provide Seller with the offers of employment to each Business Employee set forth on Schedule 5.7(a), which offer shall be consistent with the provisions set forth in Section 5.7(b)(i) below, shall expressly state that they are contingent upon the Closing of this transaction, shall expressly state that they do not become effective until after the Closing Date, and shall be subject to Buyer’s standard hiring procedures in effect from time to time.  Buyer shall give Seller a reasonable opportunity to comment on such offers and consider Seller’s comments in good faith.  Buyer may then extend such offers of employment to each Business Employee set forth on Schedule 5.7(a).  Effective as of the Closing Date, Buyer will hire each Business Employee who accepts the offer of employment extended to such individual by Buyer (each a “Transferred Employee”); provided, however, that, unless otherwise set forth on Section 5.7, such Transferred Employees shall remain employed “at will,” and Buyer may terminate at any time after the Closing Date the employment of any Transferred Employee who accepts such offer of employment.  Seller shall not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employee.  Seller shall use its reasonable best efforts to assist Buyer in Buyer’s hiring of the Transferred Employees.

(b)         Compensation and Benefits.

(i)                                     As of the Closing Date, Buyer shall provide compensation and employee benefits to each Transferred Employee that are comparable to those provided to similarly situated U.S.-based employees of Buyer and/or its U.S. subsidiaries (“Substantially Equivalent Employment”).

(ii)                                  For a period of [***]* ([***]*) months following the Closing Date, Buyer (i) shall provide, or cause to be provided, Substantially Equivalent Employment to each of [***]*,[***]*and [***]*to the extent such Person is a Transferred Employee, and (ii) shall not terminate any such Person other than for Cause (as such term is defined in the Business Plans).

(iii)                               Notwithstanding anything to the contrary set forth herein, Seller shall make all payments with respect to Transferred Employees under the Commission Plan, a copy of which has been provided to Buyer, for the period beginning on January 1, 2010 and ending on the Closing Date, which payments shall be made by Seller on the forty-fifth (45th) day following the close of the fiscal quarter in which the Closing occurs.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)          Service Credit.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Buyer, Buyer shall provide that the Transferred Employees shall receive service credit under Buyer’s benefit plans or arrangements equal to the service credit given by Seller and its subsidiaries prior to the Closing.  Buyer shall waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any medical, dental and other health and welfare plans that such employees may be eligible to participate in after the Closing Date.  Buyer shall also provide Transferred Employees and their eligible dependents with credit for any co-payments and deductibles paid under Seller’s medical, dental and vision plans for the year in which the Closing occurs under Buyer’s medical, dental and vision plans for the purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs.

(d)         401(k) Plan.  Buyer shall ensure that a defined contribution plan that it maintains shall accept rollover distributions under Section 402 of the Code, including cash and outstanding loans, from or on behalf of any Transferred Employee.

(e)          Workers’ Compensation.  Responsibility for workers’ compensation claims relating to Transferred Employees arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) prior to the Closing Date and that are outstanding as of the Closing, shall remain with the Seller and be deemed to be an Excluded Liability.  Buyer shall have responsibility for workers’ compensation claims relating to Transferred Employees and arising out of conditions having a date of injury (or, in the case of a claim relating to occupational illness or disease, the last significant exposure) on or after the Closing Date.

(f)            No Third Party Beneficiaries.  No provision of this Section 5.7 shall create any third party beneficiary or other rights in any Business Employee or any other employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Buyer, and no provision of this Section 5.7 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Business Plan or any plan or arrangement that may be established by Buyer.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer.  No provision of this Agreement shall cause any employee to be a third party beneficiary of any rights herein.

5.8                                 Use of Seller’s Name.  Buyer acknowledges that Seller has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating VIVUS in any form (the “Seller Trade Names”), and to all corporate symbols or logos incorporating “VIVUS” in any form (the “Seller Logos”, and together with the Seller Trade Names, the “Seller Marks”).  Buyer shall not use, and Buyer shall cause its affiliates not to use, any Seller Marks or any confusingly similar marks in connection with the sale or distribution of any products or services, and if a Business Asset bears a Seller Mark, Buyer shall, prior to the use, sale or distribution of such

Business Asset, delete such Seller Mark and clearly and prominently indicate that the Business Asset is no longer affiliated with Seller or any of its affiliates.

(a)          Notwithstanding the foregoing, for a period of twelve (12) months following the Closing, Seller hereby grants to Buyer and its affiliates a temporary, paid up, non-exclusive, nontransferable license to use Seller Marks affixed to products of the Business manufactured before the Closing or manufactured by or on behalf of Buyer or its affiliates after the Closing and meeting the same quality standards met by Seller prior to the Closing.  Buyer hereby assigns, and agrees to assign, to Seller, any goodwill that accrues to Buyer through such use of the Seller Marks.

(b)         Notwithstanding the foregoing, within three (3) months after the Closing Date, Buyer shall remove all Seller Marks from all buildings, signs and vehicles of the Business, and all electronic databases, web sites, schematics, plans, manuals, drawings and other materials, printed or otherwise (except as expressly provided in sub-section (c) below), machinery, tooling, Inventory and the like.

(c)          Notwithstanding the foregoing (but subject to sub-section (d) below), Buyer may use existing supplies of literature, product instructions, packaging, invoices, letterhead, Promotional Materials, office forms and business cards included with the Business Assets which refer to or otherwise include Seller Marks, until such supplies are expended.

(d)         In no event shall Buyer or any of its affiliates use the Seller Marks for any purpose after the twelve (12) month anniversary of the Closing Date.

(e)          Buyer acknowledges and agrees that Seller is and shall remain the owner of the Seller Marks and all goodwill attached thereto.  This Agreement does not give Buyer the right to use the Seller Marks except as expressly provided in this Agreement.  Buyer agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark same as or similar to the Seller Marks.  In no event shall Buyer or any affiliate of Buyer advertise or hold itself out as Seller or an affiliate of Seller.

5.9                                 Pre-Closing Sales.  Seller agrees that, during the period beginning on September 1, 2010 and ending on the Closing Date, the quantity of units of Business Products sold to domestic wholesalers during such period shall not exceed the historical domestic average daily unit shipments during the 90 day periods ending on the same day and month in 2008 and 2009 as the Closing Date plus [***]*.  Seller further agrees that if the total units of Business Products sold during such period exceeds the historical average daily units of Business Products sold, multiplied by the number of shipping days, multiplied by [***]*, then Seller shall reimburse Buyer with an amount equal to the excess at a rate of [***]* per Business Product unit.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.10                           Real Estate Closing Costs.  Except as otherwise provided in Section 2.14, Buyer shall pay all other closing costs associated with the sale, transfer and conveyance of the Owned Real Property to Buyer hereunder, including all escrow fees, costs of title insurance and endorsements, surveys undertaken by Buyer, document recording costs, and any other incidental fees or charges.

5.11                           Notice of Certain Events.  Seller shall give prompt notice to Buyer of:  (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of Seller set forth in this Agreement to be untrue or inaccurate at the Closing or any time prior to the Closing; and (b) any failure of Seller to comply with or satisfy any covenant or agreement to be complied with by it under this Agreement at the Closing or at any time prior to the Closing; provided, however, that any disclosure by Seller pursuant to this Section 5.11 shall not: (i) affect or be deemed to modify in any respect any of the representations or warranties of Seller set forth in this Agreement (or in any certificate, instrument or other document delivered by Seller (or any officer thereof) to Buyer in connection with the Transactions), or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof; (ii) be deemed to amend or supplement the Business Disclosure Schedule, or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Seller; or (iii) otherwise limit or affect any remedies available to Buyer as a result of or arising out of such disclosure, including Buyer’s right to indemnification under this Agreement.

5.12                           Exclusive License of Certain Assets.  Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer, on Seller’s behalf and on behalf of each of its affiliates, (a) an exclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, to use all Business Know-How that is Controlled by Seller on the Closing Date (other than Business Know-How included in the Business Assets) to develop, manufacture or sell the Business Products; (b) an exclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license, to use all Business Intellectual Property that is Controlled by Seller on the Closing Date (other than Intellectual Property included in the Business Assets) to develop, manufacture or sell the Business Products; and (c) an exclusive, worldwide, perpetual, irrevocable, fully paid up, royalty-free license to use all the Licensed Books and Records Controlled by Seller on the Closing Date to develop, manufacture or sell the Business Products.  The foregoing licenses include the right to grant sublicenses.  Seller agrees to make copies available to Buyer of any material subject to the foregoing licenses promptly upon request.

5.13                           Non-Competition.

(a)          From and after the Closing Date until the third (3rd) anniversary thereof, none of Seller or any of its affiliates shall, directly or indirectly through any third party, (a) conduct any preclinical or clinical development with regard to, or make, have made, sell, offer to sell, import, license, market, promote or commercialize, any Competing Product in any jurisdiction or (b) engage in, or have any majority equity ownership in, or participate in the financing, operation or management of, any Person that engages in, the direct or indirect development, manufacture, licensing, promotion or commercialization of any Competing Product.

(b)         This Section 5.13 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and the Business Assets, and to prevent any unfair advantage conferred on Seller and its successors.  To the extent it may effectively do so under applicable Law, Seller hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 5.13 invalid, void or unenforceable in any respect.

5.14                           No Solicitation.  Seller shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any transaction or series of related transactions involving any purchase or acquisition by any one or more third parties, or any sale, lease, exchange, transfer, license or disposition by Seller or any of its subsidiaries of, any of the Business Assets, other than in the Ordinary Course of Business.  During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII or the Closing, Seller shall not and shall use its commercially reasonable efforts to cause each of its current directors, current executive officers and other employees, affiliates, representatives and other agents (including its financial, legal and accounting advisors) not to, directly or indirectly:  (i) solicit, initiate, encourage or induce any inquiry with respect to any such transaction; (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries that could reasonably be expected to lead to any such transaction; (iii) participate or engage in discussions or negotiations with any Person with respect to any such transaction; (iv) approve, endorse or recommend any such transaction; or (v) enter into any letter of intent or similar document or any contract relating to any such transaction.

5.15                           Government Pricing Reporting.  From and after the Closing Date, Buyer will (a) calculate and/or collect government pricing data relating to the Business Products as required by the reporting requirements of applicable U.S. Governmental Entities, including under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8 and implementing regulations) and the Medicare program (42 U.S.C. § 1395w-3a and implementing regulations), and (b) timely certify and report such data to the applicable U.S. Governmental Entities, including the Center for Medicare and Medicaid Services of the U.S. Department of Health and Human Services.  Should such U.S. Governmental Entities require the inclusion of pricing data from sales of Business Products by Seller with respect to a period ending on or prior to Closing, Seller will promptly provide Buyer with such data, together with all reasonable support and a certification of accuracy in form and substance reasonably satisfactory to Buyer, and Buyer will continue to provide such reports for as long as required by applicable Law.  For the avoidance of doubt, nothing contained herein shall require Buyer to calculate, collect, certify or report any information related to any products bearing Seller’s National Drug Code or labeler code other than the Business Products.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1                                 Conditions to Buyer’s and Seller’s Obligations.  The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition:  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

6.2                                 Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following additional conditions:

(a)          The representations and warranties of Seller set forth in Article III shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)) and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Business.

(b)         Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c)          Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied in all respects.

(d)         No Law shall restrain, prohibit or otherwise interfere with the effective ownership, operation or enjoyment by Buyer of all or any material portion of the Business Assets.

(e)          Seller shall have delivered to Buyer a duly executed opinion of Seller’s Delaware counsel, Morris, Nichols, Arsht & Tunnell LLP stating that stockholder approval of Seller to consummate the transactions contemplated herein is not required.

(f)            Seller shall have obtained the Required Consents, and shall have delivered the Seller Closing Deliverables in accordance with Section 2.7.

6.3                                 Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a)          The representations and warranties of Buyer set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii)), and (ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)         Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c)          Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 is satisfied in all respects.

(d)         Buyer shall have delivered the Buyer Closing Deliverables in accordance with Section 2.8.

(e)          Seller shall have obtained the NJDEP Required Consent; provided, however, that the condition set forth in this Section 6.3(e) shall be effective only if Seller has used its commercially reasonable efforts to obtain the NJDEP Required Consent as soon as reasonably practicable after the date of this Agreement.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1                                 Survival.  Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms.  The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article VII and such representations and warranties shall terminate at the close of business on the date that is eighteen (18) months after the Closing Date, except (a) with respect to any misrepresentation or breach of warranty under Sections 3.1 (Organization, Qualification and Power), 3.2 (Authorization of Transaction), 3.5 (Title to Assets), 3.14 (Taxes) and 3.16 (Environmental Matters), which shall survive until the expiration of the statute of limitations applicable to the matters set forth therein (giving effect to any waiver or extension thereof), and (b) with respect to any misrepresentation or breach of warranty under Section 3.11(b), (c), (d), (f), (g) and (h) and the first sentence of 3.11(a) (Intellectual Property), which shall survive for [***]* ([***]*) months after the Closing Date (the final date of such survival period, the “End Date”).  The obligations to indemnify and hold harmless an Indemnified Party pursuant to Section 7.2(a)(i) and for the breach of any covenants required to be performed by a Party prior to Closing shall terminate on the End Date; provided that such obligations to indemnify and hold harmless shall not terminate as to any Loss with respect to which the Indemnified Party shall have delivered to the Indemnifying Party a Notice of Claim in accordance with Section 7.4, or, in the event of a Third-Party Claim, given notice to the Indemnifying Party of such Third-Party Claim in accordance with Section 7.5, in each case on or prior to the End Date.  Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

in this Agreement, and the Parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

7.2                                 Indemnification.

(a)          Seller and Buyer shall indemnify, defend and hold harmless the other Party and its affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (each an “Indemnified Party”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid (collectively, “Losses”) by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) any breach of any representation or warranty of the other Party contained in this Agreement or (ii) the breach by the other Party of any covenant or agreement of such Party contained in this Agreement (except in each case as a result of any changes contemplated or permitted by this Agreement).

(b)         Seller further agrees to indemnify and hold harmless Buyer and any Indemnified Party of Buyer from and against any Losses arising out of or resulting from the Excluded Liabilities.

(c)          Buyer further agrees to indemnify and hold harmless Seller and any Indemnified Party of Seller from and against any Losses arising out of or resulting from the Assumed Liabilities.

(d)         For purposes of Section 7.2, “Seller” shall be deemed to include each of the Seller Parties, to the extent Vivus Real Estate makes any representations or has obligations in respect of any covenants or Excluded Liabilities.

7.3                                 Limitations.

(a)          The Indemnifying Party’s liability for all claims for indemnifiable Losses made under Section 7.2(a)(i) (each a “Claim”) shall be subject to the following limitations:  (x) the Indemnifying Party shall have no liability for any individual Claim until the amount of the Loss finally determined to have been incurred or paid equals or exceeds $50,000 (each, a “Qualified Loss”), and (y) the Indemnifying Party shall have no liability for any Claims until the aggregate amount of the Qualified Losses finally determined to have been incurred or paid shall exceed [***]* ([***]*) of the Purchase Price, in which case the Indemnifying Party shall be liable for all Qualified Losses, and (z) the Indemnifying Party’s aggregate liability for all such Losses shall not exceed [***]* ([***]*) of the Purchase Price.  None of the limitations set forth in this Section 7.3(a) shall apply in the case of any Losses or other indemnification matter based upon, arising out of, or relating

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

* [***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

to (i) intentional misrepresentations, fraud or criminal matters or (ii) any misrepresentation or breach of warranty under Section 3.1 (Organization, Qualification and Power), 3.2 (Authorization of Transaction), 3.5 (Title to Assets) or 3.14 (Taxes) (collectively, the “Fundamental Representations”); provided, however, that the Indemnifying Party’s aggregate liability for all such Losses resulting from a breach of any of the Fundamental Representations shall not exceed the Purchase Price, inclusive of any other amounts actually paid out pursuant to this Article VII; provided, further, for the sake of clarity, that to the extent Buyer is an Indemnified Party, Buyer may only obtain recovery for a Loss from a Claim against either Seller or Vivus Real Estate, but not both, as the Indemnifying Party.

(b)         Notwithstanding anything contained in this Agreement to the contrary, the amount of the Indemnifying Party’s liability under this Agreement shall be net of any insurance proceeds or other third party indemnity or contribution amounts actually recovered by an Indemnified Party.

(c)          Notwithstanding anything contained in this Agreement to the contrary, no Party shall be liable to the other Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement in excess of the Purchase Price; provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.

(d)         For purposes of this Section 7.2, “Seller” shall be deemed to include each of the Seller Parties, to the extent Vivus Real Estate makes any representations or has obligations in respect of any covenants or Excluded Liabilities

7.4                                 Procedures for Indemnification.

(a)          In the event an Indemnified Party shall have a Claim for Losses under this Article VII, Buyer or Seller (on behalf of itself or its affiliates), as the case may be, shall promptly send written notice of such Claim (the “Notice of Claim”) to the Indemnifying Party.  Such notice must (i) state the amount of Losses paid or reasonably believed to have been incurred by the Indemnified Party, (ii) specify in reasonable detail the individual items of Losses included in the amount stated and the nature of the misrepresentation, breach of warranty or covenant to which such Loss is related (including specific references to the applicable representation or covenant), and (iii) be executed by a duly authorized officer of Buyer or Seller, as the case may be.

(b)         The Indemnifying Party may make a written objection (“Objection”) to any Claim for indemnification delivered pursuant to Section 7.4(a).  The Objection shall be delivered to the Indemnified Party within thirty (30) days after delivery of the Notice of Claim.

(c)          In the event of a dispute that the Parties are able to resolve, the Parties shall prepare and sign a memorandum setting forth such agreement, and the Indemnifying Party shall pay to the Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party the agreed-upon amount of the Loss (if any) within fifteen (15) days of the date of such written memorandum.

(d)         If, within thirty (30) days of delivery of the notice of Objection (as such period may be extended by mutual agreement between the Parties), the Parties are unable to resolve a dispute over the Claim for indemnification to which the Objection has been made, the dispute shall be resolved exclusively in accordance with the dispute resolution provisions described in Section 7.8.

7.5                                 Third Party Claims.

(a)          The Indemnified Party seeking indemnification under this Agreement shall promptly (and in any event within ten (10) business days of becoming aware of a Third-Party Claim) notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought by the Indemnified Party under this Article VII (a “Third-Party Claim”) and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give timely notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure, and except as provided in Section 7.1).

(b)         The Indemnifying Party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim, subject to Section 7.5(c).  The non-controlling Party shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim.  If the Indemnifying Party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Party shall undertake the defense of such Third-Party Claim.  Notwithstanding the provisions of this Section 7.5(b), if the Indemnified Party reasonably determines that there may be a material conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such Third-Party Claim or that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled to conduct the defense to the extent reasonably determined by the Indemnified Party and such counsel to be necessary to protect the interests of the Indemnified Party, at the reasonable expense of the Indemnifying Party.

(c)          In the event the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages and provides for a complete release of the Indemnified Party, in which case, no such consent shall be required.  The Indemnified Party shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Party has not assumed the defense.

(d)         Whether or not the Indemnifying Party elects to defend or prosecute any Third-Party Claim, both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.4.

7.6                                 Exclusive Remedy.  Except as otherwise expressly provided in the Agreement, the indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties for breach of any of the terms, conditions, representations, warranties or covenants contained herein or any right, claim or action arising from the transactions contemplated by this Agreement.

7.7                                 Asset Acquisition Statement.  To the extent allowable by Law, amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price.  Buyer and Seller shall cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 2.10 and Treasury Reg. § 1.1060-1(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.

7.8                                 Binding Arbitration.  Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be one arbitrator, who shall be mutually agreed upon by the Parties, but if the Parties are unable to mutually agree upon an arbitrator, then such arbitrator shall be appointed by the American Arbitration Association; (b) the arbitration shall take place in New York, New York, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 7.8; (d) subject to legal privileges, the arbitrator shall have the power to permit discovery to the full extent allowable under the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each Party shall be permitted to make written and oral presentations to the arbitrator, to present testimony and written evidence and to examine witnesses; (f) the arbitrator shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitrator shall have the power to order either Party to pay, or to allocate between the Parties, the fees and expenses of the arbitrator and of the American Arbitration Association; and (h) the arbitrator shall issue a written decision explaining the bases for the final ruling, which decision, with respect to Section 2.1(b), shall be based solely on representations, warranties and covenants explicitly set forth herein and not on any implied warranties or covenants of any kind, and such decision shall be final and binding on the Parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

ARTICLE VIII
TERMINATION

8.1                                 Termination of Agreement.  Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a)          Buyer and Seller may terminate this Agreement by mutual written consent;

(b)         Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured to Buyer’s reasonable satisfaction upon the earlier of (x) thirty (30) days following delivery by Buyer to Seller of written notice of such breach, or (y) the Termination Date;

(c)          Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured to Seller’s reasonable satisfaction upon the earlier of (x) thirty (30) days following delivery by Seller to Buyer of written notice of such breach or (y) the Termination Date;

(d)         Buyer or Seller may terminate this Agreement if the Closing shall not have occurred by November 15, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and

(e)          Buyer or Seller may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), and such order, decree or ruling would either have or be reasonably expected to have a Material Adverse Effect on the Business or would have the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable.

8.2                                 Effect of Termination.  Any termination of this Agreement pursuant to Section 8.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party.  If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for obligations in this Section 8.2 and any liability of any Party for willful breaches of this Agreement).  Notwithstanding the foregoing, the provisions of Article IX and of the Confidentiality Agreement shall survive the termination of this Agreement.  Nothing in this Section 8.2 shall relieve either Party from liability for breach of this Agreement prior to the date of such termination, in which case the terminating Party shall retain its rights against such other Party in respect of such other Party’s breach.

ARTICLE IX
MISCELLANEOUS

9.1                                 Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

9.2                                 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as provided in Section 7.2.

9.3                                 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in effect as contemplated by Section 5.6.

9.4                                 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Buyer may assign this Agreement or any of its rights, interests or obligations, in whole or in part, to one or more of its wholly-owned subsidiaries, but Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of Buyer hereunder.

9.5                                 Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Seller:	Copy to:

VIVUS, Inc. 1172 Castro Street Mountain View, CA 94040 UNITED STATES Attention: Timothy E. Morris, CFO Telecopy: (650) 934-5389	Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real, Suite 200 San Diego, California 92130 UNITED STATES Attention: Martin J. Waters Telecopy: (858) 350-2399

If to Buyer:	Copy to:

MEDA AB Pipers väg 2A SE-170 09 Solna SWEDEN Attention: Anders Lönner, CEO Telecopy: +46 8 630 1919	Wiggin and Dana LLP 400 Atlantic Street Stamford, Connecticut 06901 UNITED STATES Attention: James F. Farrington, Jr. Telecopy: +1 203-363-7676

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

9.9                                 Exclusive Jurisdiction.  With respect to any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement that seeks injunctive relief or specific performance, each of the Parties (a) irrevocably consents to the jurisdiction and venue of the state and federal courts located in the Southern District of the State of New York, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction.  Each Party agrees not to commence any legal proceedings subject to this Section 9.9 except in such courts.

9.10                           Dispute Resolution.  Each Party irrevocably agrees and acknowledges that, subject only to Section 9.9 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the Parties, exclusively and solely in accordance with the dispute resolution provisions described in Section 7.8.

9.11                           Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

9.12                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.13                           Construction.

(a)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)         Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)          When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

(d)         Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.14                           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.15                           Expenses.  Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

9.16                           Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

VIVUS, INC.

By:	/s/ Timothy E. Morris

Title:	SVP, CFO

By:	Anders Larnholt

Title:	VP Corporate Development

VIVUS REAL ESTATE, LLC

By:	/s/ Timothy E. Morris

Title:	SVP, CFO of VIVUS, Inc., the sole
member of VIVUS Real Estate, LLC

Exhibit A

Form of Transition Services Agreement

Exhibit B

Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit C

Form of Warranty Deed

Exhibit D

Form of Legal Opinion